Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CORE SCIENTIFIC, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CORE SCIENTIFIC, INC. IF PUBLICLY DISCLOSED.

INDUSTRIAL POWER CONTRACT

THIS CONTRACT, made this 15th day of December                 , 2017, by and between         BCV 77 LLC                                                             ,                 c/o Nick Phillips                                                  hereinafter called the “Customer”, and Murphy Electric Power Board with office at 107 Peachtree Street, Murphy NC 28906, hereinafter called the “Distributor”.

WITNESSETH:

WHEREAS, the Customer has applied to the Distributor for electricity for the operation of                  BCV 77 LLC                 located at 155 Palmer Lane, Marble, NC 28905.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth, the parties hereto agree as follows:

The Distributor will supply, and the Customer will take and pay for, all the electricity required for the operation of                  BCV 77 LLC                 located at 155 Palmer lane, Marble, NC 28905 in accordance with the terms hereof and the Rules and Regulations of the Distributor, a copy of which is attached hereto and hereby made a part hereof. This contract allows a maximum demand not exceeding         10,000                 KW, which amount shall be the “contract demand” hereunder. The Customer shall not take electricity in excess of such contract demand except by agreement of Distributor and revision of contract, but nothing herein contained shall be construed to relieve the Customer of the obligations to pay for such amounts of electricity as may actually be taken.

Except as otherwise expressly provided in this agreement, the electric power and energy sold hereunder shall be purchased and paid for by the Customer according to the rates, charges, and provisions of the Distributor’s General Power Rate, Schedule     MSB     , as modified, adjusted, or replaced from time to time by agreement between Distributor and Tennessee Valley Authority, Distributor’s supplier of power. Said rate schedule, which is Distributor’s currently effective standard rate schedule applicable to consumers of the same class as Customer, together with its current adjustment addendum, is attached hereto and hereby made a part hereof. In the event of any conflict between the provisions of said rate schedule, as so modified, adjusted, or replaced, and other provisions of this contract, the latter shall control.

The Customer shall pay as a minimum the amounts determined under the provision entitled “Minimum Bill” of the attached rate schedule, as modified or replaced from time to time by agreement between Distributor and the Tennessee Valley Authority, but in no case shall the minimum monthly bill referred to in said schedule be less than         [***]         Dollars [***].

The electricity furnished hereunder shall be in the form of                 3             phase, alternating current, at approximately 60 cycles and 13,200 volts.

The Point of Delivery for the electricity supplied hereunder shall be         Primary Meter         and maintenance by the Distributor of approximately the above stated voltage and frequency at said Point of Delivery shall constitute delivery of electricity for the purpose of this contract. The electricity to be supplied the Customer hereunder shall be metered at the low-tension side of the step-down transformer bank or banks of the sub-station to be constructed, owned, and operated by the Distributor, and the Distributor will install only such protective devices as in its opinion are necessary for the protection of its transformer bank or banks and/or the transmission line or transmission lines supplying power to such substation. The Customer shall furnish the Distributor gratis with a suitable substation site and a right of way thereto over the property of the Customer for the period hereof, the transformer banks, transmission facilities, and other equipment installed thereon to be considered the personal property of the Distributor. The Distributor’s agents and employees shall have free right of ingress and egress on said site and right of way.

The term of this contract shall be five (5) years. This contract shall begin on the date the delivery of electricity hereunder is actually begun, which it is estimated will be approximately             December 15th 2017             , and shall be considered renewed for five years from the expiration of said term, and from year to year thereafter, unless a written notice to the contrary is given by either party to the other at least three (3) months prior to the expiration of the term of the contract or any then existing renewal thereof.

Distributor will use reasonable diligence to provide a regular and uninterrupted supply of current, but in case the supply of current should be interrupted or interfered with for any cause, Distributor shall not be liable for damage resulting therefrom.

This contract shall insure to the benefit of and be binding upon the respective heirs, legal representatives successors, and assigns of the parties hereto, but is not assignable by the Customer without written consent for the Distributor.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be duly executed in     Murphy, NC the day and year first above written

[illegible]	/s/ Larry Kesma

(Customer)	(Distributor)

COO	CEO/GM

(Title)	(Title)

AMENDATORY AGREEMENT

Among

BCV 77, LLC,

MineCo Holdings, Inc

And

Murphy Electric Power Board

Date: 2/19/2018	Contract No. 205185-1

THIS AGREEMENT, made and entered into by and among BCV 77, LLC; (Company), MineCo Holdings, Inc. (Assignee), and Murphy Electric Power Board (Distributor);

W I T N E S S E T H:

WHEREAS, Company has been purchasing power from Distributor under an Industrial Power Contract, dated December 15th 2017, as amended for the operation of Company’s plant at 155 Palmer Lane; Marble, NC, 28905 and Manufacturing Rate Certification dated January 9th 2018 for participation in the Time-of-Use Manufacturing Service Rate (MSB); and

WHEREAS, Assignee has acquired the account with Distributor formerly owned by Company at 155 Palmer Lane; Marble, NC, 28905; and

WHEREAS, Company wishes to assign all of its right, title, and interest in the Agreements to Assignee and has requested consent for this assignment;

NOW, THEREFORE, for and in consideration of the premises and of the agreements set forth below, and subject to the provisions of the Distributor’s Schedule of Rules & Regulations, the parties agree as follows:

SECTION 1 – TERM AND TERMINATION

The provisions of this agreement shall be effective from and after the date first above written (Effective Date).

SECTION 2 – CONTRACT ASSIGNMENT

From and after the Effective Date of this agreement,

(a)

Distributor consents to the assignment to Assignee of the Industrial Power Contract and Manufacturing Rate Certification and Assignee, by virtue of said assignment, shall become bound for the full performance of Agreements, and

(b)	the Agreements are amended in the respects necessary to make all references to Company refer to Assignee, and

SECTION 3 – RATIFICATION

As supplemented and amended by this agreement, all of the terms, conditions, and provisions of the current Agreements are confirmed.

IN WITNESS WHEREOF, the parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

BCV 77, LLC

By	/s/ [illegible]
Title: Chief Operating Officer

MineCo Holdings, Inc.

By	/s/ [illegible]
Title: Chief Operating Officer

Murphy Electric Power Board

By	/s/ [illegible]
Title: General Manager

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